UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 West Georgia Street, Suite 2600, Vancouver, British Columbia,		V6E 3C9
(Address of principal executive offices)		(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 3, 2015, City Office REIT, Inc. (the “Company”), through one of its wholly owned subsidiaries, closed on the acquisition of Granite 190, a 302,829 square foot Class A multi-tenant office property in a suburb of Dallas, Texas (“Granite 190”) for $54.35 million. Granite 190 was previously owned by GPI-M 190A, LP and GPI-M 190B, LP. Granite 190 is a two building property constructed in 2001 and 2008 that is currently 98% leased.

On September 3, 2015 the Company, through two of its wholly owned subsidiaries, closed on the acquisition of Intellicenter, a 203,509 square foot multi-tenant Class A property in Tampa, Florida, previously owned by Intellicenter Tampa Investments LLP (“Intellicenter,” and together with Granite 190, the “Properties”). The acquisition includes an adjacent, separately entitled 14 acre development site and the combined purchase price of Intellicenter and the development site was $46.6 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 2, 2015, the Company entered into a credit agreement (the “Term Loan”) with KeyBank National Association (“KeyBank”). The Term Loan (i) has an authorized borrowing capacity of $14,000,000, (ii) contains a negative covenant tying distributions by the Company to Core Funds from Operations subject to certain exceptions, and (iii) bears interest at either (x) LIBOR plus 6.00% or (y) 5.00% over a base rate, which is the greater of KeyBank’s “prime rate” and 0.50% above the Federal Funds effective rate. In connection with the Term Loan, the Company issued a promissory note to KeyBank. The Term Loan has a maturity date of September 2, 2016.

On September 3, 2015, CIO 190, Limited Partnership (“CIO 190”), an indirect wholly-owned subsidiary of the Company, entered into a loan agreement with CIBC Inc. providing for a $41,250,000 mortgage loan to CIO 190 (the “Granite 190 Loan”), which is evidenced by a promissory note (the “Granite 190 Promissory Note”). The net proceeds from the Granite 190 Loan were used to acquire Granite 190.

The Granite 190 Loan matures on October 1, 2025 and bears interest at a fixed per annum rate equal to 4.79%. Monthly payments are initially interest-only. Beginning on April 1, 2019, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the term of the Granite 190 Loan with the remaining principal balance and all accrued and unpaid interest due at maturity. The Company has the right to prepay the Granite 190 Loan prior to maturity in whole on or after August 1, 2025 and if required, the Company has the option to defease the Granite 190 Loan.

City Office REIT Operating Partnership, L.P., (the “Operating Partnership) is providing a limited guaranty (the “Granite 190 Guaranty”) of the Granite 190 Loan with respect to certain potential costs, expenses, losses, damages and other sums for which CIO 190 is directly liable under the loan documents, including losses or damages which may result from certain intentional actions committed by CIO 190 in violation of the loan documents. The Operating Partnership is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Granite 190 Loan in the event of certain bankruptcy or insolvency proceedings involving CIO 190 under the Granite 190 Loan.

On September 3, 2015, CIO Intellicenter, Limited Partnership (“CIO Intellicenter”), an indirect wholly-owned subsidiary of the Company, entered into a loan agreement with KeyBank providing for a $33,562,500 mortgage loan to CIO Intellicenter (the “Intellicenter Loan”), which is evidenced by a promissory note (the “Intellicenter Promissory Note”). The net proceeds from the Intellicenter Loan were used to acquire Intellicenter.

The Intellicenter Loan matures on October 1, 2025 and bears interest at a fixed per annum rate equal to 4.65%. Monthly payments are initially interest-only. Beginning on November 1, 2018, monthly payments include principal and interest with the remaining principal balance and all accrued and unpaid interest due at maturity. The Company has the right to prepay the Intellicenter Loan prior to maturity in whole on or after November 2, 2017.

The Operating Partnership is providing a limited guaranty (the “Intellicenter Guaranty”) of the Intellicenter Loan with respect to certain potential costs, expenses, losses, damages and other sums for which CIO Intellicenter is directly liable under the loan documents, including losses or damages which may result from certain intentional actions committed by CIO Intellicenter in violation of the loan documents. The Operating Partnership is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Intellicenter Loan in the event of certain bankruptcy or insolvency proceedings involving CIO Intellicenter under the Intellicenter Loan.

Item 3.03.	Material Modification to Rights of Security Holders.

The Term Loan described under Item 2.03 allows the Company to pay dividends from time to time provided, at the time of such dividend, no Event of Default is in existence except to the extent required to maintain REIT qualification, eliminate US federal income tax liability an avoid the imposition of excise tax for undistributed income. The Term Loan also restricts the payment of dividends by the Company in excess of one hundred percent of Core Funds From Operations, subject to certain exclusions in connection with new funds derived from the sale of equity of the Company.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Properties Acquired

To the extent required by this item, historical financial statements for the Properties will be filed in an amendment to this current report on Form 8-K no later than 71 calendar days after the date of this report.

(b) Pro Forma Financial Information

To the extent required by this item, pro forma financial information relating to the acquisition of the Properties will be filed in an amendment to this current report on Form 8-K no later than 71 calendar days after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: September 9, 2015	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer